U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     GIBBS                         WILLIAM                   C.
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     (Last)                          (First)              (Middle)

     4505 SOUTH WASATCH BOULEVARD, SUITE 370
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                                    (Street)
     SALT LAKE CITY                   UTAH                  84124
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     (City)                          (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     CATEGORY 5 TECHNOLOGIES, INC. - "CFVT"
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     AUGUST 2001
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5.   If Amendment, Date of Original (Month/Year)


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

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]   Director                                [ ]    10% Owner
     [X]   Officer (give title below)              [ ]   Other (specify below)
           CHIEF EXECUTIVE OFFICER
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

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

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

                                                                                     5.            6.
                                                       4.                            Amount of     Owner-
                                                       Securities Acquired (A) or    Securities    ship
                                                       Disposed of (D)               Beneficially  Form:         7.
                                                       (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               3.                                           of Issuer's   (D) or        Indirect
1.                     Transaction      Transaction            (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date             Code           Amount   or   Price          (Instr. 3     (I)            Ownership
(Instr. 3)            (mm/dd/yy)       (Instr. 8)              (D)                   and 4)       (Instr.4)     (Instr. 4)
===========================================================================================================================

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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                Page 2 of 3 Pages

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially   Owned
               (e.g.,   puts,  calls, warrants, options, convertible securities)
================================================================================



                                                                                                    9.       10.
                                                                                                    Number   Owner-
                                                                                                    of       ship
             2.                                                                                     Deriv-   of
             Conver-                    5.                              7.                          ative    Deriv-   11.
             sion                       Number of                       Title and Amount            Secur-   ative    Nature
             or                         Derivative    6.                of Underlying       8.      ities    Secur-   of
             Exer-                      Securities    Date              Securities          Price   Bene-    ity:     In-
             cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)    of      ficially Direct   direct
             Price    Trans-   4.       or Disposed   Expiration Date                       Deriv-  Owned    (D) or   Bene-
1.           of       action   Trans-   of (D)        (Month/Day/Year)            Amount    ative   at End   In-      ficial
Title of     Deriv-   Date     action   (Instr. 3,                                or        Secur-  of       direct   Owner
Derivative   ative    (Month  /Code     4 and 5)      Date     Expira-            Number    ity     Year     (I)      -ship
Security     Secur-   Day/     (Instr  .              Exer-    tion               of        (Instr.(Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)    8)       (A)   (D)     cisable  Date     Title     Shares    5)      4)       4)       4)
=============================================================================================================================
OPTIONS      $0.25    8/6/01            500,000       *SEE     8/6/11   COMMON    500,000   $0.25   700,000
                                                      BELOW             STOCK
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

Explanation of Responses:
166,666 Exercisable 8/6/01
166,667 Exercisable 8/6/02
166,667 Exercisable 8/6/03


/s/ William C. Gibbs                             09/10/01
-----------------------------------              -----------
      **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this form, one of which must be manually signed.
     If space provided is insufficient, see Instruction 6 for procedure.


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